EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated February 9, 2001 accompanying the financial statements of Guaranty Bancshares, Inc. and Subsidiaries contained in this Form 10-K Annual Report. We consent to the use of the aforementioned report in this Annual Report, and to the use of our name as it appears under the caption “Experts.”

/s/ Fisk &Robinson P.C.
Fisk &Robinson, P.C.
Dallas, Texas
March 8, 2001